Registration No. 333-188122

Registration No. 333-196162

Registration No. 333-256317

Filed December 30, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Emclaire Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	25-1606091
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

612 Main Street, Emlenton, Pennsylvania	16373
(Address of Principal Executive Offices)	(Zip Code)

Emclaire Financial Corp.

2007 Stock Incentive Plan and Trust,

2014 Stock Incentive Plan, and

2021 Stock Incentive Plan

(Full Title of the Plans)

William C. Marsh Chairman, President and Chief Executive Officer Emclaire Financial Corp. 612 Main Street Emlenton, Pennsylvania 16373 (724) 767-2311	Copies to: Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the following Registration Statements on Form S-8 of Emclaire Financial Corp. (“Emclaire”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-188122 registering 177,496 shares of common stock, par value $1.25 per share of Emclaire (the “Common Stock”) under Emclaire’s 2007 Stock Incentive Plan and Trust; and

•	Registration Statement No. 333-196162 registering 176,866 shares of Common Stock under Emclaire’s 2014 Stock Incentive Plan; and

•	Registration Statement No. 333-256317 registering 204,091 shares of Common Stock under Emclaire’s 2021 Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 23, 2022 (the “Merger Agreement”), by and among Emclaire, Farmers National Banc Corp. (“Farmers”), and FMNB Merger Subsidiary V, LLC (“Merger Sub”), Emclaire will be merged with and into Merger Sub and acquired by Farmers, effective on January 1, 2023. Upon consummation of the Merger, each share of Common Stock of Emclaire outstanding immediately prior to the Merger, other than certain shares specified in the Merger Agreement, will be converted into the right to receive, at the election of the holder, either (i) 2.15 shares of Farmers common stock (the “Stock Consideration”), or (ii) $40.00 in cash (the “Cash Consideration”), subject to proration and allocation as set forth in the Merger Agreement.

As a result of the transactions contemplated by the Merger Agreement, Emclaire has terminated any offering of Emclaire’s securities pursuant to any registration statement. In accordance with an undertaking made by Emclaire in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Emclaire hereby removes from registration all of such securities of Emclaire registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emlenton, Commonwealth of Pennsylvania, on this 30th day of December 2022.

EMCLAIRE FINANCIAL CORP.

By:	/s/ William C. Marsh
William C. Marsh
Chairman, President and Chief Executive Officer